Exhibit 10.3

REINSURANCE AND ADMINISTRATIVE SERVICES

AGREEMENT

THIS AGREEMENT is entered into by and between American Heritage Life Insurance Company, a Florida Corporation located at 1776 American Heritage Life Drive, Jacksonville, Florida 32224 (“AHL” or “Ceding Company”) and Columbia Universal Life Insurance Company, a Texas Corporation, located at 11044 Research Blvd., Bldg. A, Austin Texas, 78759 (“CUL” or “Reinsurer”) effective the 1st day of February, 1998.

WHEREAS, AHL and CUL desire to develop a life insurance program identified and described in Exhibit A attached hereto (“the Business”);

WHEREAS, CUL desires to accept the risk, as well as administer and market the Business to which AHL will issue policies (“the Policies”);

WHEREAS, AHL and CUL agree to do business, are authorized to do business in accordance with the terms of this Agreement, and are properly licensed and authorized to transact said insurance business; and

WHEREAS, AHL and CUL agree to cooperate fully in the operation of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants, conditions, and promises set forth herein, AHL and CUL agree as follows:

ARTICLE I.  REINSURANCE

1. General Terms

1.1  Scope of Reinsurance.  As of the effective date of this Agreement, one hundred percent of the Business issued by AHL and as defined in Exhibit A shall be exclusively and automatically reinsured with CUL, including waiver of premium benefits and benefits arising from any conditional receipt issued by AHI. hereunder.  All reinsurance ceded shall automatically be subject to the terms and conditions set forth herein.

1.2  Plan of Reinsurance.  The consideration to be paid by AHL to CUL for reinsurance hereunder shall be one hundred percent of the insurance premiums subject to this Agreement. CUL shall pay one hundred percent of the amount of all death claims incurred after the effective date, and all surrender benefits. CL shall calculate and hold reserves which are required by applicable statutes.  The reinsurance shall be subject to the same terms and conditions as the policy issued by Ceding Company to the Insureds.

1.3  Liability.  Upon execution of this Agreement, CUL shall be liable to Ceding Company for benefits covered by reinsurance hereunder to the same extent as ceding company is liable to the insured for such benefits, and all reinsurance shall be subject to the terms and conditions of the particular policy under which Ceding Company is liable.

1.4  Tax Credits.  Except in those instances where CUL is taxed directly and independently on premiums collected by it, CUL shall reimburse AHL for taxes on insurance premiums paid to such states, if any, that do not allow insurance premiums paid to CUL by AHL as a deduction in the tax statement of AHL.  Such tax reimbursement shall be at the exact tax rate applied.

2. DAC Tax - §1.848-2(g)(8) Election.

2.1  DAC Tax.  Pursuant to §1.848-2(g)(8) of the Income Tax Regulations issued December, 1992 under §848 of the Internal Revenue Code of 1986, as amended, CUL and AHL agree to the following election for the current tax year and all subsequent tax years for which this Agreement remains in effect.  The terms used in this Article are defined by reference to Regulation Section 1.848-2 in effect December, 1992.

2.2  The party with net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of §848(c)(1).

2.3  Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

2.4  CUL shall submit to AHL by June 1 of each year a schedule of its calculation of the net consideration for the preceding calendar year.  This schedule of calculations will be accompanied by a statement signed by an officer of the company stating that such net consideration will be reported in the tax return for the preceding calendar year.

2.5  AHL may contest such calculation by providing an alternative calculation in writing within thirty (30) days of receipt of such calculation.  Unless notified otherwise, AHL will report the net consideration as determined by CUL in its tax return for the previous calendar year.

2.6  If AHL contests the calculation of the net consideration, both parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the alternative calculation is submitted.  If both parties reach an agreement on an amount of net consideration, both parties shall report such amount in their respective tax returns for the previous calendar year.

ARTICLE II.  ADMINISTRATIVE SERVICES

1. General Administration

1.1  CUL agrees to adopt and implement procedures as mutually agreed upon with AHL to issue, service, and underwrite the Business.  CUL’s administrative responsibilities are limited to those items that directly relate to the Business.  AHL agrees that CUL has all marketing and  administration rights to the Business while this Agreement is in effect.  It is further agreed that CUL has the right to take any rate actions, if such action is warranted by the financial performance of the Business and in accordance with regulatory requirements.

1.2  Reinsurer shall also perform administrative services on the Policies, using forms and procedures acceptable to AHL and in accordance with any and all applicable rules and  regulations of regulatory authorities. CUL shall perform all administrative services relating to the Business, including but not limited to the following:

a)	Process applications for coverage according to the procedures;
b)	Prepare and issue policies or certificate booklets on forms for each eligible person or entity (“the Insureds”);
c)	Bill, receive and remit premiums;
d)	Audit premium payments and billing copies received to verify the accuracy of the payments;
e)	In addition to specific reports referenced herein, prepare and transmit to AHL, management reports containing such information as reasonably requested by AHL to properly monitor the Business;
f)

Maintain accounting records relating to the Business on behalf of AHL in a form mutually agreed by both parties. CUL shall prepare a final settlement and premium reconciliation on a quarterly basis in a format acceptable to AHL to fulfill AHL’s financial and data reporting obligations;

g)	Calculate and pay commissions to duly licensed and appointed agents in a timely fashion according to commission schedules;
h)	Handle all correspondence with brokers and subagents as well as with Insureds;
i)	Perform any other administrative services as may be agreed upon by the parties to this Agreement.

1.3  CUL agrees to bear all expenses necessary to administer the Business, including but not limited to medical examinations, inspections fees, and costs of printing all forms used in administering this Agreement.

2. Marketing Services

2.1  CUL shall have the authority to recommend agents and brokers for appointment.  CUL may contract agents and brokers directly, submitting necessary appointment information as required to AHL.  AHL may, at its option, refuse to appoint any proposed agent or broker, and may, at any time, refuse to accept any future business from any agent or broker proposed by CUL and accepted by AHL.  CUL shall pay all license appointment and termination fees.  CUL shall further administer payment of agent commissions in accordance with commission schedules.

2.2  CUL shall be responsible for all marketing and soliciting applications for the Business and shall bear the entire cost for marketing, soliciting and printing, promotional materials used for this purpose including, but not limited to, sales brochures, agent applications, agent supply order forms, sales material, underwriting and service guides, mailing envelopes, proposal request forms, any correspondence and mass-produced printings related to marketing, other sales literature, plan rates and area classifications, and outline of coverage forms.  All  solicitation materials bearing the name of American Heritage Life Insurance Company shall be subject to prior written approval by AHL.

3. Underwriting Services

3.1  CUL shall underwrite all applications at its expense for the benefit of AHL.  CUL shall maintain all underwriting files for AHL subject to audit by AHL with reasonable notice during normal business hours.  All policy material, certificates, and written communications shall be promptly delivered by AHL to the appropriate parties at CUL.

3.2  CUL shall have authority to establish procedures for approval of applicants for coverage under the Policies.

4. Compliance

4.1  CUL shall develop all forms, policies, riders, certificates and actuarial memoranda required to comply with applicable state laws and to obtain insurance department approvals for use of policy forms. CUL shall be responsible for submission of all required filings, including rate and advertising filings, to the applicable insurance departments.

5. Premium Payments

5.1  The payment to CUL of any premiums or charges for insurance by or on behalf of an Insured shall be deemed to have been received by AHL.

5.2  CUL shall be responsible for sending coverage lapse notices to Insureds for nonpayment of premium and shall retain copies of said lapse notices for audit.

6. Claims Services

6.1  Whenever a claim is made under any reinsured policy subject to this Agreement, it shall be taken and considered by CUL to be a claim for the amount of reinsurance on such risk.

6.2  CUL shall perform the claim services listed below on behalf of AHL in strict compliance with the Policies and all applicable rules and regulations of regulatory authorities.  CUL shall bear any expenses incurred in defending or investigating any claim.

a)	Determine benefits and issue payment for valid claims under the Policies;
b)	Calculate benefits and issue payment for valid life insurance and accidental death and dismemberment claims; and
c)	Maintain complete claim and claim payment records;

6.3  In every case of loss, proof of loss obtained by CUL shall likewise be taken as sufficient by AHL.  Whether a claim payment is made under the strict policy conditions or compromised for a lesser amount, any settlement made by CUL shall be unconditionally binding upon AHL.

7. Records

7.1  CUL shall maintain for AHL at CUL’s principal offices a complete history of all in-force policies and certificates, as well as books and records of all transactions between CUL and any Insureds, vendors, contractors, subcontractors, in accordance with its records retention schedule.  CUL’s records retention schedule shall comply with prudent standards of insurance record-keeping and all applicable rules and regulations of regulatory authorities. All records maintained by CUL for the Business shall be made available to AHL for inspection upon request during normal business hours and in a form consistent with the way in which they are maintained.

8. Audit

8.1  AHL shall be entitled to make audits of the records, books, and accounts of CUL relating to the Business to determine the accuracy of administration of the Business.  Those audits shall be with reasonable notice and during normal business hours, and CUL shall cooperate to the fullest extent in accommodating all such audits.

8.2  CUL shall permit access to records and cooperate with the Commissioner or Director of Insurance for a given state for the purpose of examination, audit and inspection.

9. Advertisements

9.1  CUL shall not use any written or oral advertisement bearing AHL’s name withoutAHL’s express consent.

9.2  CUL is free to name the products and agrees to indemnify and hold harmless AHL in the event a conflict with a registered or non-registered trade or service mark occurs.

9.3  CUL shall be responsible for obtaining all advertising approvals required by law and maintaining a complete advertising file.

10. Complaints and Litigation

10.1  CUL shall maintain a complaint log of all complaints which complies with the respective state laws and shall make it available for review by AHL.  “Complaints” for purposes of this paragraph includes any written correspondence from an insured, agent, provider, attorney or beneficiary, which primarily expresses a specific grievance and which solicits a response.

10.2  CUL and AHL shall promptly notify each other of any correspondence from or inquiries by any state regulatory agency concerning the Business, and of any litigation or written notice of suit, of which either becomes aware in connection with the Business.

10.3  CUL shall be responsible for responding to any inquiries or complaints from governmental authorities.

10.4  CUL will be responsible for and will pay court costs and attorney’s fees for any legal actions arising from or relating to the Business.  For any legal actions brought against AHL, CUL, or jointly against CUL and AHL relating to the Business, AHL shall have the option of defending itself or having CUL handle its defense.

11. Indemnification

11.1  CUL agrees to indemnify and hold harmless AHL from any and all claims, demands or suits brought against AHL for any losses, costs, damages, expenses and attorneys’ fees arising out of or caused by the negligent, fraudulent or criminal acts of CUL’s officers, agents and employees.

11.2  AHL agrees to indemnify and hold harmless CUL from any and all claims, demands or suits brought against CUL for any losses, costs, damages. expenses and attorneys’ fees arising out of or caused by CUL’s actions, if required to be taken or not taken at the written direction or request of AHL, provided that such losses, costs. claims, demands, damages. expenses, or fees did not arise from or were not caused by the negligence or misconduct of CUL’s officers, agents, and employees in carrying out any such requirement, direction, or request.

11.3  Neither party shall be obligated under any circumstances to indemnify for in-house administrative or legal expenses.

12. Limitation of Liability

12.1  CUL and AHL agree to exercise ordinary care in the performance of obligations under this Agreement.  In no event shall either party be liable for any indirect damages, including without limitation any consequential, incidental, special or exemplary damages, even if the party has been advised of the possibility of such damages.  Unless otherwise provided in writing, the maximum liability of either party to the other shall be limited to actual damages and out of pocket expenses.  The parties make no warranties, express or implied. in law or in fact.

13. Relationship of the Parties

13.1  This contract, together with any exhibits, constitutes the entire agreement between AHL and CUL and supersedes all prior agreements, oral or written.  No waiver or modification of any of the same terms or conditions hereof shall be valid or binding on the parties unless in writing and signed by both parties.

13.2  This Agreement may not be assigned in whole or in pen by CUL without the prior written consent of AHL.  Any assignee shall be bound by the terms of this Agreement.

                                       14. Regulatory Authorities

14.1  In the conduct of its business and in the performance of its obligations under this Agreement, CUL shall comply with all applicable statutes, ordinances, rules and regulations of any and all federal, state, and municipal regulatory authorities.  Where requirements of any state law conflict with any of the terms of this Agreement, the former shall control, but only with respect to the state in which it applies.

14.2  It is understood and agreed that any change to this Agreement regarding and affecting business written or administered for residents in states which require notice of such changes be communicated to the appropriate regulatory authorities, shall be complied with in full by CUL.

15. Error & Oversight

15.1  If, unintentionally and through error or oversight, either AHL or CUL fails to comply with the terms of this Agreement, and if, upon discovery by one of such failure, the other is immediately notified, then the duties and responsibilities of both AHL and CUL shall be as if each had complied with the terms of this Agreement, subject always to correction of the error or oversight.

16. Term - Termination

16.1  This Agreement shall be unlimited as to its duration.  The reinsurance with CUL on all policies reinsured under this Agreement shall be maintained in force as long as such policies remain in force either continuously, by reinstatement, by substitution, or conversion, notwithstanding termination of this Agreement.  CUL shall remain liable thereon until termination or expiration of the insurance reinsured.  No reinsurance on any policy may be reduced or recaptured by AHL.

16.2  This Agreement shall terminate automatically when all the policies under this Agreement have expired.  This Agreement may also be terminated by the mutual agreement of both parties at any time.  Upon notice of termination by either party, AHL shall have the right to instruct CUL to cease all sales and solicitation of the Business.

17. Insolvency

17.1  Definition of insolvency.  For purposes of this section, either party shall be deemed insolvent if:  a) a court order is issued voluntarily or involuntarily placing it into conservatorship, rehabilitation, receivership, or liquidation, or appointing a conservator, rehabilitator, receiver or liquidator to take over its business; or b) it has filed or consents to the filing of petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation or similar law or statute.

17.2  Insolvency of CUL.  In the event of the insolvency of CUL, all payments due to CUL by AHL shall be payable directly to CUL, its liquidator, receiver, or statutory successor on the basis of the liability of AHL under the policies reinsured without diminution because of insolvency.

17.3  Insolvency of AHL.  In the event of the insolvency of AHL, all payments due to AHL by CUL shall be payable directly to AHL, its liquidator, receiver, or statutory successor on the basis of the liability of CUL under the policies reinsured without diminution because of insolvency.

17.4  Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or  against either party with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

18. Amendment of Agreement

18.1  This Agreement shall not be modified or amended except in writing signed by an officer of CUL and an officer of AHL.

19. Controlling Law

19.1  This Agreement shall be subject to and construed under the laws of the State of Florida without regard to conflict of law principles.  If any part, term, or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.

20. Waiver or Breach

20.1  Failure to insist upon strict compliance with any of the terms herein shall not operate, or be construed, as a continuing waiver of such provision or any other provision in this Agreement.  This right to insist upon full compliance and performance of such terms in the future and to invoke any and all applicable remedies for breach shall not be affected by any prior waiver or excuse of performance.

21. Counterparts

21.1  It is understood and agreed that this Agreement may be executed in identical counterparts, each of which shall be deemed an original for all purposes.

THE PARTIES HERETO affix their respective signature by their duly authorized and acting officers as of the effective date of this contract

AMERICAN HERITAGE LIFE INSURANCE COMPANY

By:	C. RICHARD MOREHEAD
President

COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY

By:	MIKE PINKHAM
President and CEO

EXHBIT A

INSURANCE PROGRAMS

Insurance Programs (the “Business”) subject to this Agreement constitute all the following life insurance and annuity policies administered by CUL.

INSURANCE PROGRAMS	STATE	FORM NO.

Simplified Issue Whole Life (SIWL) Final Expense	NC	L-D022

Summer Pay Annuity for Retirement (SPAR)	NC, VA	A-B021

Projected Annualized Premiums of Production Under

Reinsurance and Administrative Services Agreement

1999 through 2001

by and between

Columbia Universal Life Insurance Company and American Heritage Life Insurance Company

1999

	LIFE		ANNUITY

	$5,000		$8,000,000

		2000

	LIFE		ANNUITY

	$0		$12,000,000

		2001

	LIFE		ANNUITY

	$0		$18,000,000

TOTALS	$5,000		$38,000,000